As filed with the Securities and Exchange Commission on May 29, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NeuStar, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	46000 Center Oak Plaza Sterling, Virginia 20166 (Address, Including Zip Code, of Principal Executive Offices)	52-2141938 (I.R.S. Employer Identification No.)

NEUSTAR, INC. DEFERRED COMPENSATION PLAN
(Full Title of the Plan)

Jeffrey E. Ganek
Chairman and Chief Executive Officer
NeuStar, Inc.
46000 Center Oak Plaza
Sterling, Virginia 20166
(Name and Address of Agent for Service)
(571) 434-5400
(Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Trevor J. Chaplick, Esq.
Proskauer Rose LLP
1001 Pennsylvania Avenue, NW
Suite 400 South
Washington, DC 20004
(202) 416-6800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount
Title of Securities	Amount To Be	Offering Price	Aggregate	Of
To Be Registered	Registered (1)(2)	Per Share	Offering Price (2)	Registration Fee (3)
Deferred Compensation Obligations (1)	$10,000,000	100%	$10,000,000	$393

(1)	The deferred compensation obligations being registered are offered under the NeuStar, Inc. Deferred Compensation Plan (the “Plan”) and are unsecured obligations of NeuStar, Inc. to pay deferred compensation in the future in accordance with the terms and conditions of the Plan.

(2)	Estimated solely for purposes of calculating the registration fee.

(3)	Calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based on the estimated amount of $10,000,000 of deferred compensation obligations to be offered under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required in Part I of this Registration Statement is included in the prospectus(es) for the NeuStar, Inc. Deferred Compensation Plan (the “Plan”), which are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission by NeuStar, Inc., a Delaware corporation (the “Company” or the “Registrant”), are incorporated by reference herein:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the Commission on February 28, 2008 (File No. 001-32548) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s financial statements included in the most recent annual report referred to in (a) above.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein is inconsistent with or modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. The Registrant’s Exchange Act file number with the Commission is 001-32548.
Item 4. Description of Securities.
     This Registration Statement covers deferred compensation obligations (“DCOs”) that may be offered under the Plan. The following summary is qualified in its entirety by reference to the Plan document, which is filed as an exhibit to this Registration Statement and incorporated by reference into this Item 4.
     The Plan is effective as of June 1, 2008 and was approved by the Registrant’s Board of Directors on April 8, 2008. The Plan may be amended or terminated by the Registrant at any time in accordance with the terms of the Plan. As required by applicable law, participation in the Plan is limited to a select group of management or highly compensated employees and non-employee directors of the Registrant (the “Participants”). The Plan is intended to provide Participants with the ability to defer income that would otherwise be payable to them for tax planning purposes. The Plan permits Participants to defer amounts in a manner similar to the way in which a 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is also intended to comply with Section 409A of the Code. The Plan is unfunded and unsecured, and the DCOs rank pari passu with other unsecured and unfunded indebtedness of the Registrant. Nothing in the Plan creates or may be construed as creating a trust of any kind between the Registrant and a Participant or any other person.

     The DCOs issuable under the Plan represent the Registrant’s obligations to pay to Participants certain compensation amounts that the Participants have elected to defer plus certain discretionary matching amounts and/or employer contributions and hypothetical investment earnings, as further described below. Each Participant in the Plan may elect to defer a specified percentage of his or her annual base salary and bonus or director fees, as applicable. Amounts deferred by a Participant are credited to a bookkeeping account maintained on behalf of the Participant. These bookkeeping accounts are utilized solely to measure and determine the amounts to be paid to a Participant, or his or her designated beneficiary, pursuant to the terms of the Plan. Amounts credited to each Participant under the Plan will be adjusted for earnings daily at a rate that is equal to one or more of the measurement funds elected by the Participant from a menu of funds selected by a committee appointed by the Board of Directors of the Registrant. In addition, the Registrant may credit additional matching amounts and/or employer contributions to a Participant’s account for any Plan year as determined by the Registrant. Any matching amounts or employer contributions will be subject to a vesting schedule. In the event of the termination of the Plan, any existing DCOs may be paid to Participants and beneficiaries, as applicable, at any time in accordance with applicable laws.
     Distributions under the Plan will be made in accordance with elections filed by the Participants at the time of their initial deferrals. Distributions generally are expected to occur after a Participant’s separation from service, death or disability, or after a specified date or an unforeseeable emergency. The DCOs are payable in cash in a lump sum or installments, pursuant to payment schedules elected by the Participants in accordance with the Plan, and are subject to applicable tax withholdings. The DCOs generally are not transferable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
     Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that was illegal, or obtaining an improper personal benefit. In addition, the Registrant’s Restated Certificate of Incorporation and bylaws contain provisions requiring indemnification of directors and executive officers of the Registrant to the fullest extent authorized by the Delaware General Corporation Law, and permitting the indemnification of its other employees and agents (and employees and agents of its subsidiaries and affiliates) to the fullest extent authorized under the Delaware General Corporation Law. The Registrant has entered into indemnification agreements with each of its directors and each of its officers at the senior vice president level and above. These agreements provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law.
     Under the provisions of the Registrant’s Restated Certificate of Incorporation, expenses incurred by a director or executive officer in defending a civil or criminal suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The Registrant’s Restated Certificate of Incorporation currently authorizes, but does not require, advancement of expenses to employees and agents of the Registrant on the same conditions that apply to directors and executive officers of the Registrant. The rights to indemnification set forth in the Registrant’s Restated Certificate of Incorporation and bylaws are not exclusive of any provisions with respect thereto in other contracts or agreements between the Registrant and any officer, director, employee or agent of the Registrant, including the indemnification agreements described above.
     The Registrant may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability that may be asserted against such person. All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.
     The above discussion of the Delaware General Corporation Law and of the Registrant’s Restated Certificate of Incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, Certificate, bylaws and indemnification agreements.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Proskauer Rose LLP*

10.1	NeuStar, Inc. Deferred Compensation Plan*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1)*

24	Power of Attorney (included on signature page)*

*	Filed herewith.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Commonwealth of Virginia on May 28, 2008.

NEUSTAR, INC.
By:	/s/ Jeffrey E. Ganek
Jeffrey E. Ganek
Chairman and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey E. Ganek and Martin K. Lowen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey E. Ganek Jeffrey E. Ganek	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 28, 2008

/s/ Jeffrey A. Babka Jeffrey A. Babka	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 28, 2008

/s/ James G. Cullen	Director	May 29, 2008
James G. Cullen

/s/ Joel P. Friedman	Director	May 28, 2008
Joel P. Friedman

/s/ Ross K. Ireland	Director	May 28, 2008
Ross K. Ireland

/s/ Paul A. Lacouture	Director	May 29, 2008
Paul A. Lacouture

Signature	Title	Date

/s/ Kenneth A. Pickar	Director	May 28, 2008
Dr. Kenneth A. Pickar

/s/ Michael J. Rowny	Director	May 28, 2008
Michael J. Rowny

EXHIBIT INDEX

Sequentially
Exhibit No.	Description	Numbered Page

5.1	Opinion of Proskauer Rose LLP*	E-1

10.1	NeuStar, Inc. Deferred Compensation Plan*	E-3

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*	E-27

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1)*	E-1

24	Power of Attorney (included on signature page)*	N/A

*	Filed herewith